Exhibit 10.8

April 24, 2007

Karen Green

PO Box 2118

Toluca Lake, CA 91610

Dear Karen:

On behalf of Metropark USA Inc., this letter serves to confirm the details of the recent changes/additions to your original employment offer letter dated June 29, 2006:

•	Title: Vice President of Real Estate and Construction

•	Reporting to: Robert Allison, CEO

•	Base Salary: $275,000 annually, paid bi-weekly effective beginning the pay period starting April 8, 2007. Payment of wages will continue throughout the duration of active employment with Metropark.

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Performance Incentive Award: You will eligible for a target bonus for 2007 equal to $100,000. Payment of bonus will be at 20% ($55,000) of your base salary based on company performance with remaining amount of $45,000 payable based on individual performance and contribution.

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Stock Option Grant: Upon Compensation Committee approval, an additional stock option grant of 200,000 shares will also be requested at an execution price of $1.75 per share with a two year vesting. The term of each grant is 10 years until expiration. You will be provided with a copy of the Stock Option Plan along with your grant agreement for execution.

I look forward to continuing to build a mutually rewarding relationship to ensure the success of Metropark!

Sincerely,

/s/ Robert Allison		/s/ Karen Green
Robert Allison	Date	Karen Green	Date
CEO		Vice President of Real Estate

532 Coral Ridge Place	City of Industry, CA 91746	Phone: (626) 968-1415	Fax: (626) 604-4960

June 20, 2006, revised June 29, 2006

Karen Green

PO Box 2118

Toluca Lake, CA 91610

Dear Karen:

On behalf of Metropark USA Inc., I am pleased to confirm the details of your employment offer as follows:

•	Title: Vice President of Real Estate and Construction

•	Reporting to: Lawrence Tanenbaum, President

•	Base Salary: $225,000 annually, paid bi-weekly. Payment of wages will continue throughout the duration of active employment with Metropark.

•	Start Date: On or before August 1, 2006

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Performance Incentive Award: You will receive a guaranteed bonus for 2006 equal to a minimum of 20% of your base salary, payable in April 2007. You will also be eligible to participate in the Company bonus pool for fiscal 2007 with a target bonus of 20%.

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Performance Appraisal: You will be eligible for a merit review beginning in 2007. Salary adjustments and/for additional stock grants, if warranted, are based on individual job performance, and are awarded at the end of the fiscal year on a pro-rata basis.

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Stock Option Grant: Upon Compensation Committee approval, you will be awarded a grant of 125,000 shares of Metropark USA, Inc. common stock at an execution price of $1.00 per share under our Stock Option Plan. An additional stock option on 125,000 shares will be granted in April of 2007 at a price determined by the Board. One-fourth of the option shares will vest at the end of 12 months from the grant date and the balance will vest quarterly during the next 3 years. The term of each grant is 10 years until expiration. You will be provided with a copy of the Stock Option Plan along with your grant agreement for execution.

•	Severance: Should your employment with Metropark be terminated without cause, you will receive the equivalent of three (3) months salary.

•	Vacation: Vacation is an accrued benefit beginning on your date of hire. You are eligible for 3 week’s vacation on an annualized basis in accordance to company policy.

•	Benefits: Enclosed is a summary of benefit plans that would be applicable to you.

June 20, 2006, revised June 29, 2006

Karen Green

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At Will Agreement: This offer letter is intended to provide general guidelines and is not to be construed in any way as an employment contract. Your employment with Metropark USA, Inc. is At-Will, meaning that it may be terminated by either you or the Company at any time, with or without cause or notice.

•	Confidentiality: A copy of our standard Confidentiality Agreement will be provided to you for execution.

Please come to the Human Resources Office at 8:30 AM for your orientation. Metropark USA complies with the Immigration and Naturalization Act of 1986, requiring us to review documentary evidence that you are eligible for employment. Please bring two forms of identification with you.

Congratulations on your decision to join Metropark, we’re looking forward to working with you!

Sincerely,

/s/ Kaye Dalenius	6/29/06	/s/ Karen M. Green	7/6/06
Kaye Dalenius	Date	Karen Green	Date
Director of Employee Services